UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 11, 2009

RUBICON FINANCIAL INCORPORATED

 (Exact name of registrant as specified in its charter)

Delaware	000-29315	13-3349556
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4100 Newport Place, Suite 600 Newport Beach, California	92660
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 798-7220

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 11, 2009, a majority of the Registrant’s board of directors voted to amend (i) Article II, Section 2 of the Registrant’s bylaws to remove the power of the president, or the Registrant’s shareholders holding in excess of 10% of the outstanding shares of common stock, from being able to call a special shareholder meeting, and (ii) Article III, Section 1(a) of the Registrant’s bylaws to set the number of board members at three. The original and amended sections of the bylaws are as follows:

Original Article II, Section 2:

Section 2 – Special Meeting:

Special meetings of the shareholders may be called at any time by the Board of Directors or by the President, and shall be called by the President or the Secretary at the written request of the holders of ten percent (10%) of the shares then outstanding and entitled to vote there or as otherwise required under the provisions of the Business Corporation Act.

Revised Article II, Section 2:

Section 2 – Special Meeting:

Special meetings of the shareholders may be called at any time by a majority of the Board of Directors.

Original Article III, Section 1(a):

Section 1 – Number Election and Term of Office:

(a) The number of the directors of the Corporation shall be five (5), unless and until otherwise determined by vote of a majority of the entire board of Directors. The number of Directors shall not be less than three, unless all of the outstanding shares are owned beneficially and of record by less than three shareholders, in which event the number of directors shall not be less than the number of shareholders permitted by statute.

Revised Article III, Section 1(a):

Section 1 – Number Election and Term of Office:

(a) The number of the directors of the Corporation shall be three (3), unless and until otherwise determined by vote of a majority of the entire board of Directors. The number of Directors shall not be less than three, unless all of the outstanding shares are owned beneficially and of record by less than three shareholders, in which event the number of directors shall not be less than the number of shareholders permitted by statute.

The Registrant intends to file its amended and restated bylaws as an exhibit to its quarterly report on Form 10-Q for the period ending June 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rubicon Financial Incorporated

By: /s/ Joseph Mangiapane, Jr.
Joseph Mangiapane, Jr., Chief Executive Officer

Date: June 17, 2009